DOR BioPharma, Inc.
1101 Brickell Avenue
Miami, Florida 33131
www.dorbiopharma.com

DOR BioPharma Files New Drug Application with FDA to Market orBec® for GI GVHD

First GI-Directed Therapy to Treat the Most Common Life Threatening Complication of Hematopoietic Stem Cell Transplantation

Miami, FL. - September 22, 2006 - DOR BioPharma, Inc. (OTCBB: DORB) (“DOR” or the “Company”), announced today that it has submitted in the Electronic Common Technical Document format a New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) to market orBec® (oral beclomethasone dipropionate) for the treatment of gastrointestinal Graft-versus-Host disease (“GI GVHD”), the most common life-threatening complication of allogeneic hematopoetic stem cell transplantation. orBec® is a two pill system containing the highly potent topically active corticosteroid beclomethasone dipropionate designed to specifically target and treat upper and lower GI GVHD with reduced systemic immunosuppressive side effects. Systemic immunosuppressive agents, such as prednisone, that are currently the standard treatment for GI GVHD are associated with high rates of mortality due to infection and debility. orBec® has previously been granted Fast Track designation for the treatment of GI GVHD by the FDA and thus may qualify for priority review.

The data provided in the NDA submission demonstrate that orBec® safely provides a lowered risk of mortality above the current standard of care, and a lowered exposure to systemic corticosteroids following allogeneic transplantation. There are currently no approved products to treat GI GVHD.

The NDA filing is supported by data from two randomized, double-blinded, placebo controlled clinical trials. The first was a 129 patient pivotal Phase III clinical trial for orBec® conducted at 16 bone marrow/stem cell transplant centers in the U.S. and France. The second trial was a 60 patient Phase II clinical trial conducted at the Fred Hutchinson Cancer Institute. While orBec® did not achieve statistical significance in the primary endpoint of its pivotal trial, namely time to treatment failure through Day 50 (p-value 0.1177), orBec® did achieve statistical significance in other key outcomes such as median time to treatment failure through Day 80 (p-value 0.0226), and most importantly, it demonstrated a statistically significant survival advantage in comparison to placebo. In the pivotal Phase III trial, analysis of patient survival at the pre-specified endpoint of 200 days post-transplant showed a clinically meaningful and statistically significant 66% reduction (p-value 0.0139) in mortality among patients randomized to orBec®. The mortality benefit in favor of orBec® was corroborated earlier this year in a retrospective analysis of the Phase II study in which there was a 55% reduction in mortality at 200 days post transplant. At one year after randomization, there were relatively consistent 51% and 45% reductions in the risk of mortality among patients randomized to orBec® in both the Phase III and Phase II studies, respectively. In the pivotal Phase III trial, a subgroup analysis also revealed that patients dosed with orBec® who had received stem cells from unrelated donors had a 94% reduction in the risk of day-200 mortality.

These data were previously reported at the Tandem BMT Meeting of the American Society for Bone Marrow Transplantation, Honolulu, HI (Oral beclomethasone dipropionate for gastrointestinal GVHD: a corticosteroid-sparing treatment with improved survival at day +200. Biology of Blood and Marrow Transplantation 12 (Supplement 1): 1 - 2, 2006.) The pivotal Phase III study results as well as the extended mortality results from both trials have been submitted for publication in a peer-reviewed medical journal.

“Filing a first NDA is a major milestone for any company and therefore this is a very exciting time for us,” stated Christopher J. Schaber, Ph.D., President and Chief Executive Officer of DOR. “We have submitted a high quality data package to the FDA that we believe clearly demonstrates the benefit of orBec® for the treatment of GI GVHD. I would like to sincerely thank everyone who has contributed to reaching this major milestone. I am very confident in the positive outcomes that our orBec® data have demonstrated, and I am looking forward to productive interactions with the FDA as we move forward through the review process with this potentially first in class product.”

“There are over 10,000 allogeneic stem cell transplants per year,” added Dr. Schaber. “It is estimated that allogeneic transplants will increase by as much as 20% annually over the next several years, with cord-blood and reduced intensity conditioning regimens (known as ‘mini-transplants’) in the elderly fueling much of this growth. Unfortunately, more than half of these patients will go on to develop GI GVHD that requires treatment. We believe that orBec®, if approved, will potentially provide transplant physicians with an effective and much needed tool to treat their GI GVHD patients and improve survival.”

DOR is preparing a Marketing Authorization Application (“MAA”) for orBec® to be filed with the European Medicines Evaluation Authority (“EMEA”) in November 2006. In addition to issued and pending patent applications held by or exclusively licensed by DOR, orBec® also enjoys orphan drug designations in the U.S. and in Europe for the treatment of GI GVHD which provide for 7 and 10 years of post-approval market exclusivity, respectively.

George B. McDonald, MD, Head of the Gastroenterology/Hepatology Section at the Fred Hutchinson Cancer Research Center, inventor of orBec® and a consultant to DOR stated, “It is often difficult for those not involved in hematopoietic cell transplants to understand how devastating the problem of GVHD and its treatment can be for patients and their families. Not only are the gastrointestinal symptoms unpleasant and persistent, but the standard treatment using prolonged courses of prednisone leads to debility and to serious infections. orBec® treatment controls the symptoms of GI GVHD without having to resort to prolonged prednisone exposure. I find the data in support of orBec® to be compelling, and look forward to the time when this important new drug can be made available to patients undergoing hematopoietic cell transplant.”

About Allogeneic Bone Marrow/Stem Stem Cell Transplantation (HSCT)

Allogeneic hematopoetic cell transplantation (“HSCT”) is considered a potentially curative option for many leukemias. In an allogeneic HSCT procedure, hematopoetic stem cells are harvested from a closely matched relative or unrelated person and transplanted into the patient following either high-dose chemotherapy or intense immunosuppressive conditioning therapy. The curative potential of allogeneic HSCT is now partly attributed to the so-called graft-versus-leukemia (GVL) or graft-versus-tumor (GVT) effects of the newly transplanted donor cells to recognize and destroy malignant cells in the recipient patient.

The use of allogeneic HSCT has grown substantially over the last decade given the advances made in human immunogenetics, the establishment of unrelated donor programs, the use of cord blood as a source of hematopoietic cells, and the advent of non-myeloablative conditioning regimens (“mini-transplants”) that avoid the side effects of high-dose chemotherapy. Clinical trials are also underway testing allogeneic HSCT for treatment of some metastatic solid tumors such as breast cancer, renal cell carcinoma, melanoma and ovarian cancer. Allogeneic transplants have also been used as curative therapy for several genetic disorders, including immunodeficiency syndromes, inborn errors of metabolism, thalassemia, and sickle cell disease. The primary toxicity of allogeneic HSCT, however, is GVHD in which the newly transplanted donor cells damage cells in the recipient’s gastrointestinal tract, liver and skin.

About Gastrointestinal Graft-versus-Host Disease (GI GVHD)

The gastrointestinal manifestation of GVHD (GI GVHD) occurs in approximately 60% of related donor and 70% of unrelated donor allogeneic transplant patients. Of the organ systems affected by GVHD, GI GVHD is the most common and often the most persistent manifestation of the GVHD process. Symptoms include anorexia, nausea, vomiting, diarrhea, bloody stool, cramping, epithelial cell necrosis and, in severe cases ulceration and exfoliation of the intestinal mucosa.

GI GVHD patients are often hospitalized if they cannot sustain nutrition from oral intake, in which case they rely on parenteral nutrition for sustenance. Under current standards of care, these patients have a high rate of readmission due to relapse of GI GVHD and the side effects of immunosuppressive therapy that is given to treat GVHD. Infection by Cytomegalovirus, Adenovirus, bacteria, and fungi are particularly common among patients who require prolonged prednisone treatment. These factors contribute to the high rates of hospitalization and mortality in GI GVHD patients.

For more information about allogeneic HSCT and GVHD, please visit the website of the American Society for Blood and Marrow Transplantation at: http://www.bloodline.net/bmtr or visit www.medlineplus.com.

About orBec®

orBec® represents a first-of-its-kind oral, locally acting therapy tailored to treat the gastrointestinal (“GI”) manifestation of GVHD, the organ system where GVHD is most frequently encountered and highly problematic. orBec®, if approved by the FDA, would be the first oral formulation of beclomethasone dipropionate (BDP) available in the United States. orBec® is intended to reduce the need for systemic immunosuppressive drugs to treat GI GVHD. BDP is a highly potent, topically-active corticosteroid that has a local effect on inflamed tissue. BDP has been marketed in the U.S. and worldwide since the early 1970’s as the active pharmaceutical ingredient in a nasal spray and in a metered dose inhaler for the treatment of patients with allergic rhinitis and asthma. orBec® is formulated for oral administration as a single drug product consisting of two types of tablets. One tablet is intended to release BDP in the proximal portions of the GI tract and the other tablet form is intended to release BDP in the more distal portions of the GI tract.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company addressing life-threatening side effects of cancer and cancer treatments, serious gastrointestinal diseases and disorders, and bioterrorism countermeasures.  Our lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of GI GVHD, a common serious complication of hematopoietic cell transplantation for cancer, as well as other gastrointestinal disorders characterized by mucosal inflammation.

Through our BioDefense Division, we are developing biomedical countermeasures pursuant to the paradigm established by the recently enacted Project BioShield Act of 2004.  Our biodefense products in development are bioengineered vaccines designed to protect against the deadly effects of exposure to ricin toxin and botulinum toxin, both of which are considered serious bioterrorism threats.  Our ricin toxin vaccine, RiVaxTM, has successfully completed a Phase I clinical trial in normal volunteers.  We have also initiated a botulinum toxin therapeutic development program based on rational drug design.

For further information regarding DOR, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.’s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of GI GVHD and the prospects for regulatory filings for orBec® including its potential acceptance for filing by the FDA. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for GI GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e., a p-value of less than or equal to 0.05), the FDA may not accept our NDA filing by notice to DOR within 60 days of our NDA filing date, if our NDA is accepted by the FDA, the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®.  These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(786) 425-3848
www.dorbiopharma.com